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                                                                   EXHIBIT 10.26


                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of June 7, 1998 by and among NATIONSRENT, INC., a Delaware corporation ("Nations"); ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC., a Texas corporation (the "Company"), and Thomas J. Watts, Sr., who constitutes the sole shareholder of the Company (the "Shareholder"). Certain other capitalized terms used herein are defined in Article XI and throughout this Agreement.

                                    RECITALS

     The Company owns and operates construction equipment rental businesses in the states of Texas, Louisiana and Mississippi (the "Business"). Nations desires to purchase and the Company desires to sell, all of the assets, properties and business of the Company (the "Acquisition") on the terms and subject to the conditions set forth in this Agreement.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1. PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1), the Company will sell, convey, transfer, assign and deliver to Nations (or one or more of its assignees) all of its right, title and interest in and to its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 1.2 hereof) as shall exist on the Closing Date (as defined in Section 3.1), whether or not appearing on the Current Balance Sheet (as defined in Section 5.8) (collectively, the "Purchased Assets"), free and clear of any Lien (as defined in Section 11.1) other than as permitted herein. Without limiting the generality of the foregoing, the Purchased Assets shall include, but not be limited to, the following:




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          (a) Inventory of Rental Equipment. All inventory of rental equipment owned, leased or held under rental purchase options by the Company, as more particularly described on Schedule 1.1(a) attached hereto;

          (b) Inventory of Merchandise. All inventory of merchandise held for sale and owned by the Company, as more particularly described on Schedule 1.1(b) attached hereto.

          (c) Other Tangible Personal Property. All machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, trucks, automobiles, vehicles, computer equipment, computer software and any other fixed assets owned or leased by the Company, as more particularly described on Schedule 1.1(c) attached hereto not related to the Excluded Assets;

          (d) Customer Accounts. All of the customer accounts and customer account contracts (the "Customer Contracts") of the Company, as more particularly described on Schedule 1.1(d) attached hereto;

          (e) Assumed Contracts. All of the interest, rights and benefits accruing to the Company under any dealer, franchise, sales or service agreements or any other Contracts (as defined in Section 11.1) to which the Company is a party and which are set forth on Schedule 1.1(e) attached hereto (the "Assumed Contracts");

          (f) Cash and Cash Equivalents. All cash and cash equivalents and investments, whether short-term or long-term, of the Company, including without limitation, bank accounts, certificates of deposit, treasury bills and securities;

          (g) Prepayments. All prepaid and deferred items of the Company, including without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits relating to the operations of the Company;

          (h) Receivables. All receivables of the Company, including without limitation all trade accounts receivables, notes receivable, receivables arising as a result of contracts in transit and receivables from manufacturers, insurance companies, service contract providers and any other vendors or suppliers of the Company not related to the Excluded Assets;

          (i) Equipment Leases. All of the interest of and the rights and benefits accruing to the Company as lessee under leases of machinery, vehicles, equipment, tools, furniture and fixtures and other fixed assets ("Equipment Leases"), as more particularly described on Schedule 1.1(i) attached hereto;

          (j) Intangible Property. All of the proprietary rights of the Company, including without limitation all trademarks, trade names, patents, patent applications, licenses thereof,



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     trade secrets, computer software, slogans, copyrights, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the Business, and all goodwill developed through the use of such property and rights (collectively, "Intellectual Property"), as more particularly described on Schedule 1.1(j) attached hereto;

          (k) Licenses and Permits. To the extent assignable, all permits, licenses, certificates of authority, franchises, accreditations, registrations and other authorizations issued or used in connection with the Business;

          (l) Books, Records and Other Assets. All operating data and records of the Company, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records, and all of the Company telephone and telecopier numbers, and post office boxes; and

          (m) Real Property. All of the interests, rights and benefits accruing to the Company as lessee under the leases (the "Real Property Leases") covering the parcels of real property leased by the Company and set forth on Schedule 1.1(m) attached hereto (the "Leased Premises").

     1.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in
Section 1.1, the Purchased Assets shall exclude the following assets of the
Company: (i) the Purchase Price (as defined in Section 2.1) and other rights of the Company under this Agreement; (ii) the corporate minute books and stock records of the Company; (iii) all Owned Property (the "Real Property") and fixtures; (iv) the life insurance policy insuring the life of the Shareholder or other family members; (v) marketable securities of the Company held in an account at Merrill Lynch, San Antonio, Texas, as of May 13, 1998, including any reinvested dividends, interest and capital gains paid from May 13, 1998 through the Closing Date; (vi) a receivable of the Company from Ron and Kim Wright in an amount not to exceed $75,000; and (vii) the assets listed on Schedule 1.2 hereto, and (viii) any proceeds or receivables related to the foregoing.

     1.3. ASSIGNMENT OF CONTRACTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Nations thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Nations would not in fact receive all such rights, the Company shall reasonably cooperate with Nations to the extent necessary to provide for Nations the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including subcontracting all rights and obligations thereunder to Nations and enforcement for the benefit of Nations of any and all rights of the Company against a third party



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thereto arising out of the breach or cancellation by such third party or otherwise to the fullest extent permitted by law or agreement.

                                   ARTICLE II

                       PURCHASE PRICE; ASSUMED LIABILITIES

     2.1. PURCHASE PRICE. As consideration for the Purchased Assets, Nations agrees, on the terms and subject to the conditions and limitations set forth herein, to pay to the Company an aggregate amount of $39,250,000 (the "Purchase Price"), payable at the Closing as follows: (i) $29,250,000 in immediately available funds; and (ii) the issuance of a promissory note from Nations in the original principal amount of $10,000,000, the form of such note is provided as Exhibit A attached hereto (the "Promissory Note"). In addition, in the event that the Closing shall not have occurred prior to August 31,1998, the Purchase Price to be paid in immediately available funds shall be increased by an amount equal to $8,064.51 multiplied by the number of days beginning with and including August 1, 1998, until the Closing Date; provided, however, that no such adjustment shall be required if and to the extent that the Closing is delayed solely to the nonfulfillment of the condition set forth in Section 8.12 or the failure of the Company and the Shareholder to use reasonable best efforts to seek to obtain the consents required by Section 8.8.

     2.2. ASSUMED LIABILITIES. As of the Closing, Nations shall assume and agree to pay, discharge and perform when lawfully due without setoff under this Agreement or any other agreement (provided that Nations reserves all rights to seek indemnification pursuant to Section 10.1(b) hereof), all of the obligations, duties and liabilities of the Companies (the "Assumed Liabilities") with respect to the following: 2.3. all of the obligations, duties and liabilities of the Company accruing as of the Closing Date with respect to the Customer Contracts (including any warranty obligations), the Assumed Contracts, the Indebtedness, as defined in Section 5.10 below; (b) increases in indebtedness resulting from incremental purchases of new equipment subsequent to May 11, 1998; (c) the outstanding balance at Closing under the Compass Bank working capital line of credit not to exceed $2,000,000 (or if such line cannot be assumed by Nations, the payment of such balance not to exceed $2,000,000 at the Closing); (d) current liabilities of the Company as reflected on the Current Balance Sheet (including certain Tax accruals limited to the amount of such accrual) and as accrued since the date of the Current Balance Sheet until the Closing Date, which have been incurred in the ordinary course of business (excluding notes payable not constituting Indebtedness hereunder; and (e) the tax obligations of Nations set forth in Section 13.3 hereof, notwithstanding the foregoing, Nations will not assume any Excluded Liabilities as defined below.

     2.3. EXCLUDED LIABILITIES. Except for the Assumed Liabilities, the parties expressly agree that Nations shall not assume or otherwise become liable for any other obligations or liabilities of any of the Company or any of the following liabilities; (a) any liability or obligation relating to Taxes (as defined in Section 11.1) of the Company except for the tax obligations of Nations set forth in Section 13.3 hereof and except up to the amount of the Tax accruals set forth in Section 2.2(d); (b)



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any liability or obligation relating to any default under any of the Assumed
Liabilities to the extent such default existed prior to the Closing (subject to the Threshold as defined in Section 10.2); (c) any liability or obligation (which is not an assumed liability), whether in tort, contract or for violation of any law, statute, rule or regulation by the Company or the Shareholder or any officer, director, employee or agent of the Company, that arises out of or results from any act, omission, occurrence or state of facts prior to the Closing; (d) any liability or obligation of the Company with respect to or arising out of any employee benefit plan or any other plans or arrangements for the benefit of any employees of the Company; (e) any liability or obligation of the Company and the Shareholder with respect to that certain line of credit from Merrill Lynch to the Company, loan number 59207349; (f) any liability or obligation of the Company and the Shareholder with respect to the Excluded Assets; (g) any liability or obligation (which is not an assumed liability) of the Company, the Shareholder or any of their Affiliates, whether by contract, pursuant to law, or otherwise; and (h) any liability or obligation of A-MOP, Inc. ("A-MOP") not constituting Indebtedness hereunder. The liabilities not assumed by Nations hereunder, including the liabilities enumerated above, as referenced to herein as the "Excluded Liabilities".

     2.4. NO EXPANSION OF THIRD PARTY RIGHTS. Except as set forth by applicable laws or in the agreements underlying such Assumed Liabilities, the assumption by Nations of the Assumed Liabilities, and the transfer thereof by the Company, shall in no way expand the rights or remedies of any third party against Nations or the Company as compared to the rights and remedies which such third party would have had against the Company had Nations not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Nations of the Assumed Liabilities shall not create any third party beneficiary rights.

     2.5. TAX TREATMENT; ALLOCATION OF PURCHASE PRICE. The parties hereto intend that the transactions contemplated by this Agreement shall be treated for tax purposes as a taxable purchase under the Code. The parties agree that the fair market value of the Company's fixed assets is the tax basis thereof, and the allocation of the purchase price of the Company's fixed assets as reflected on the Company balance sheet dated March 31, 1998 for tax purposes will not be greater than the existing tax basis of the assets, but in no event less than $10 million, which allocation shall be set forth in Schedule 2.5 to be attached at Closing. The parties agree to allocate the Purchase Price among such Purchased Assets in a manner consistent with the requirements set forth in the Code, including Code Section 1060, and the Treasury regulations promulgated thereunder. In addition, it is agreed that such allocation will be binding on both parties for federal income tax purposes in connection with this purchase and sale of the Purchased Assets, and will be consistently reflected by each party on their respective federal income tax returns. The parties agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement) and other governmental forms, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.



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                                   ARTICLE III

                                     CLOSING

     3.1. TIME AND PLACE. Subject to and after fulfillment or waiver of the conditions set forth in Article VIII and Article IX of this Agreement, the Closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place within five (5) business days after satisfaction or waiver of the conditions (the "Closing Date"), at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF NATIONS

     As a material inducement to the Company and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Nations makes the following representations and warranties:

     4.1. CORPORATE STATUS. Nations is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Nations shall be at the time of Closing, if required by applicable law, legally qualified to transact its business as a foreign corporation in the States of Texas, Louisiana and Mississippi.

     4.2. CORPORATE POWER AND AUTHORITY. Nations has the corporate power and authority to execute and deliver this Agreement, the Employment Agreement, the Promissory Note, the Registration Rights Agreement, the Leases, and the Assignment and Assumption Agreement (collectively the "Transaction Documents") to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Nations has taken all action necessary to authorize the execution and delivery of the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

     4.3. ENFORCEABILITY. This Agreement has been and at Closing each of the remaining Transaction Documents will be duly executed and delivered by Nations and each constitute legal, valid and binding obligation of Nations, enforceable against Nations in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.



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     4.4. NO COMMISSIONS. Nations has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     4.5. AUTHORIZED SHARES. The capitalization of Nations is as set forth on
Schedule 4.5.

     4.6. NO VIOLATION. The execution and delivery of the Transaction Documents by Nations, the performance by Nations of its obligations hereunder and thereunder and the consummation by Nations of the transactions contemplated hereby and thereby will not (i) contravene any provision of the Certificate of Incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Nations, (iii) except for Nations senior indebtedness, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Nations, or (iv) except for Nations senior indebtedness, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except as may be required under the HSR

     4.7. FUNDS. On the Closing, Nations shall have the necessary funds to remit the Purchase Price.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND THE SHAREHOLDER

     As a material inducement to Nations to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, make the following representations and warranties to Nations:

     5.1. CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Company is legally qualified to do business and in good standing as a foreign corporation in the states of Mississippi and Louisiana. The nature of the Company's properties and the conduct of its business does not require it to be legally qualified in any other state.

     5.2. POWER AND AUTHORITY. The Company has the power and authority to execute and deliver each of the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has taken all action



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necessary to authorize the execution and delivery of each of the Transaction
Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The Shareholder has the requisite competence, power and authority to execute and deliver each of the Transaction Documents, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     5.3. ENFORCEABILITY. This Agreement has been and each of the remaining Transaction Documents shall be at Closing duly executed and delivered by the Company and the Shareholder, and each constitute the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.4. CAPITALIZATION.

          (a) Schedule 5.4(a) sets forth, with respect to the Company, (i) the number of authorized shares of each class of its capital stock, and (ii) the number of issued and outstanding shares of each class of its capital stock. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Other than as set forth herein, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. The Shareholder is the record and beneficial owner of all of such shares and the Shareholder owns such shares free and clear of all Liens, restrictions and claims of any kind.

     5.5. NO VIOLATION. Except as set forth on Schedule 5.5, the execution and delivery of the Transaction Documents by the Company and the Shareholder, the performance by the Company and the Shareholder of their respective obligations hereunder and thereunder and the consummation by the Company and the Shareholder of the transactions contemplated hereunder and thereunder will not (i) contravene any provision of the articles of incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against, the Company, the Shareholder or the Purchased Assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against, the Company, the Shareholder or the Purchased Assets,
(iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Purchased Assets, or (v) require the consent, approval, authorization or permit of, or filing with or



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notification to, any Governmental Authority, any court or tribunal or any other
Person, except as may be required under the HSR Act.

     5.6. SUBSIDIARIES. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or controls, any other corporation, partnership, joint venture or other business entity.

     5.7. NO COMMISSIONS. Neither the Company nor the Shareholder have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     5.8. FINANCIAL STATEMENTS. The Company has delivered to Nations (i) the unaudited financial statements of the Company for the years ending December 31, 1996 and 1997, including the notes thereto (if applicable), reviewed by Tschirhart, Oroian, Little & Rawi, P.C. (the "Annual Statements'), and (ii) the unaudited compiled financial statements of the Company for the 3 month period ended March 31, 1998, including the notes thereto, (if applicable) and unaudited internally generated financial statements of the Company for the four month period ended April 30, 1998, (collectively with the Annual Statements, the "Financial Statements"), copies of which are attached to Schedule 5.8 hereto. The balance sheet dated as of March 31, 1998 of Company included in the Financial Statements is referred to herein as the "Current Balance Sheet." Subject to the limitations and qualifications set forth in Schedule 5.8, the Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, in accordance with GAAP on a basis consistent with the Company's prior practices except that such Financial Statements may not be accompanied by notes or other textual disclosure required by GAAP, and in the case of the interim statements are also subject to year end adjustments. The books and records of the Company fully and fairly in all material respects reflect all transactions, properties, assets and liabilities of the Company. Except as set forth in Schedule 5.8 there are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except in the case of the Annual Statements as specifically disclosed in the notes thereto. The Annual Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein. Nations agrees that the accounting assumptions and practices of the Company, so long as in accordance with GAAP or set forth on Schedule 5.8, will not be a breach of this representation.

     5.9. CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Since the date of the Current Balance Sheet, except as set forth on Schedule 5.9, the Company has operated in the ordinary course of business and has not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with



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past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $10,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $10,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $10,000 other than in the ordinary course of business consistent with past practice; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith; (xviii) made or pledged any charitable contribution in excess of $1,000; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company; or agreed to do or authorized any of the foregoing.

     5.10. LIABILITIES OF THE COMPANY. Except as set forth on Schedule 5.10, the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which could not be material in the aggregate. Schedule 5.10 sets forth Indebtedness which shall not at Closing exceed $75,000,000. "Indebtedness" shall mean the aggregate amount of all indebtedness and other obligations of the Company (including accrued and unpaid interest) for borrowed money, guaranties, letters of credit, and deferred purchase price of any property, whether owed to a bank or any other person, and all payoff amounts on all equipment leases and equipment rental purchase options (plus prepayment penalties less early payment discounts) but shall not include debt related to Real Property, debt related to Excluded Assets, or debt relating to obligations not to be assumed by Nations hereunder.

     5.11. LITIGATION. Except as set forth on Schedule 5.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or to the knowledge of the Company or the Shareholder contemplated against, by or affecting, the Company, the Shareholder or the Purchased Assets, or which question the validity or enforceability



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of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. Except as set forth on Schedule 5.11, during the three-year period prior to the date hereof, there has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting the Company, the Shareholder or the Purchased Assets, in which the amount in question exceeded $50,000. There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by the Company or the Shareholder to which the Company or the Shareholder are or were a party which have not been complied with in full which may have a Material Adverse Effect on the Purchased Assets.

     5.12. ENVIRONMENTAL MATTERS.

          (a) Except as set forth on Schedule 5.12, the Company is and has at all times been in full compliance with all Environmental Laws (as defined in clause (g) below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (g) below) and Handling (as defined in clause (g) below) of Hazardous Substances (as defined in clause (g) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (g) below) for the ownership of its properties and assets and the operation of its business as presently conducted, and (iv) all applicable writs, orders, judgements, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

          (b) Except as set forth on Schedule 5.12, there are no (and to the knowledge of the Company there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively, "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively, "Proceedings") pending or threatened against or involving the Company, or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved or which would impose any obligation, burden or continuing liability on Nations in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Company.

          (c) Except as set forth on Schedule 5.12, the Company has not Handled or Discharged, nor has it at any time allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or operated by the Company; or (iii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent; or (y) the United States Environmental Protection Agency or the relevant state agency or other Governmental Authority has not notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities

List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently or previously owned or operated by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

          (d) Schedule 5.12 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently or previously owned or operated by the Company which have involved the Handling or Discharge of Hazardous Substances.

          (e) Except as set forth on Schedule 5.12, the Company does not use, nor has it used, any Aboveground Storage Tanks (as defined in clause (g) below) or Underground Storage Tanks (as defined in clause (g) below), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned or operated by the Company that are required to be registered under applicable Environmental Laws.

          (f) Schedule 5.12 identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or their agents or any Governmental Authority or third party, relating to or affecting the Company or any real property currently or previously owned or operated by or any of the Company; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or their agents or any Governmental Authority or third party, relating to or affecting the Company or any real property currently or previously owned or operated by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws;
(iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company or any real property currently or previously owned or operated by the Company.

          (g) For purposes of this Section 5.12, the following terms shall have the meanings ascribed to them below:

          "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

          "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

          "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq. (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C. ss.1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended (42 U.S.C. ss.7401-7642) (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq. (the "Toxic Substances Control Act"); the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. ss.11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, et seq. ("OSHA").

          "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

          "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

          "Licenses" means all licenses, certificates, permits, approvals and registrations.

          "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

     5.13. REAL ESTATE.

           (a) The Company and Shareholder are making the following representations and warranties on behalf of the parties identified on Schedule
5.13 that to the knowledge of the Company own certain of the facilities as of the date hereof and on the Closing Date shall be owned by TJW, Sr./ SKW Properties, Ltd. at which the Company operates the Business, as set forth on
Schedule 5.13 (the "Owned Property"), which Schedule sets forth the location and principal improvements and buildings on ("Improvements") the Owned Property, together with a list of all title insurance policies relating to such properties, all of which policies have previously been delivered or made available to Nations.

               (i)   The owner of each parcel of property identified on Schedule
5.13 holds marketable fee simple title to the Owned Property and existing Improvements, and valid enforceable easements over the easement areas identified on Schedule 5.13, if any, all are free and clear of all mortgages, deeds of trust, ground rents, leases, tenancies, easements, licenses, contracts of sale or deed, options or rights of first refusal and security interests and any liens or encumbrances that materially affect the operation of the Business, except the deeds of trust identified in Schedule 5.13.

               (ii) No Improvements upon the Owned Property encroaches upon any adjacent property boundary line, or any building setback line, side yard line, local comprehensive plan provisions, zoning laws and ordinances, building code requirements, permits, licenses or other forms of approval by any Governmental Authority or any recorded easement (or other easement of which they are aware or have reason to believe may exist) in a manner that materially interferes with the operation of the Business on such Owned Property; and the Owned Property is not located within any flood plain (such that a mortgage would require a mortgagor to obtain flood insurance).

               (iii) The Owned Property is taxed separately without regard to any other property and has been subdivided from all other property in compliance with applicable laws.

               (iv) There is no pending condemnation proceedings, suits which would affect the Owned Property or any portion thereof, nor have the Company or the Shareholder been provided notice of any potential condemnation actions or proceedings.

               (v) The Company and the Shareholder have received no notice of any plan, study or effort of any Governmental Authority which in any way would materially interfere with the operation of the Business thereon or any intended public improvements which will result in any charge or lien being levied or assessed upon the Owned Property. The Company and the Shareholder have received no notice of any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to the Owned Property.

               (vi) All facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Owned Property and to the best of the shareholder's and the Company's knowledge are provided via public roads or via permanent, irrevocable, appurtenant easements.

               (vii) The Premises are free from defects that materially affect the operation of the Business, have been maintained in accordance with normal industry practice and are in good operating condition and repair and are suitable for the purposes for which they are presently used.

           (b) Schedule 1.1(m) sets forth with respect to each of the Real Property Leases (copies of which have previously been furnished to Nations) (A) the lessor and lessee thereof and the date and term of each of such leases, (B) the legal description, if known, including street address, of each property covered thereby, and (C) a brief description of the principal improvements and buildings thereon. The Real Property Leases are in full force and effect and have not been amended, and the Company is not and to the knowledge of the Company or the Shareholder no other party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by the Company under any of such leases and there is no breach or anticipated breach by any other party to such leases. Except as set forth on Schedule 5.12, with respect to each of the Leased Premises: (a) The Company has valid leasehold interests or other rights of use and occupancy in the Leased Premises, free and clear of any Liens on such leasehold interests or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Company, except as do not materially interfere with the operation of the Business thereon; (b) No portions of the buildings located on the Leased Premises that are used in the business of the Company encroach upon the property setback and building lines of the respective property in a manner which materially interferes with the operation of the Business thereon; (c) Each of the Leased Premises (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being reasonably sufficient to satisfy the needs of the Business; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and (iii) the Company has not received notice of (x) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto and neither the Shareholder nor the Company have any knowledge that such proceeding is contemplated by any Governmental Authority; or
(y) any special assessment which may affect any of the Leased Premises and (d) the Leased Premises are free from defects that materially affect the operation of the Business, have been maintained in accordance with normal industry practice and are in good operating condition and repair and are suitable for the purposes for which they are presently used.

     5.14. GOOD TITLE, ADEQUACY AND CONDITION. Other than the Liens provide on
Schedule 5.14 or Permitted Liens, the Company has, and at the Closing will have, good and marketable title to the Purchased Assets with full power to sell, transfer and assign the same free and clear of any Lien, restrictions or claim of any kind. The Purchased Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such Business is currently being conducted. The Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and have been maintained in accordance with all applicable material specifications and warranties and normal industry practice. All inventory of rental equipment set forth on Schedule 1.1(a) hereto and all inventory of merchandise set forth on Schedule 1.1(b) hereto consist of a quality and quantity usable, rentable, or saleable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off, written down or adequately reserved against to their net realizable value in the Current Balance Sheet. All such inventory not written off has been recorded at the lower of cost or net realizable value, and depreciated consistent with the economic life of such inventory. The quantities of each item of such inventory are reasonable in the present circumstances of the Company.

     5.15. COMPLIANCE WITH LAWS. The Company is and during the five (5) years prior to the date hereof has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Purchased Assets and any other properties and assets (in each case owned or used by it now or in the past). Except as set forth on Schedule
5.15 during the five (5) years prior to the date hereof, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or to the knowledge of the Company and the Shareholder threatened. Neither the Company nor any of its employees or agents, has made any payment of funds which is prohibited by law, and no funds have been set aside to be used for any payment prohibited by law. The Company is not subject to any

Contract, decree or injunction which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers or suppliers, or to other lines of business.

     5.16. LABOR AND EMPLOYMENT MATTERS. Schedule 5.16 sets forth the name and current rate of compensation of each employee of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the knowledge of the Company and the Shareholder, there has been no effort by any labor union during the twenty-four
(24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or to the knowledge of the Company and the Shareholder, threatened labor dispute, strike or work stoppage which affects or which may reasonably affect the Business. None of the Company nor any agent, representative or employee thereof has since the date of incorporation of the Company committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. The Company is not aware that any key employee or group of employees has any plans to terminate his or their employment with the Company. Except as set forth on Schedule 5.16, the Company is not a party or subject to any employment agreements, noncompetition agreements, or consulting agreements and the Company has complied with all applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and Americans with Disabilities Act, each as amended.

     5.17. EMPLOYEE BENEFIT PLANS.

           (a) Schedule 5.17 sets forth all Employee Benefit Plans of the Company. With respect to each Employee Benefit Plan (as defined in clause (d) below) of the Company, (i) each has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending or threatened;
(iii) no audits, proceedings, claims or demands are pending with any Governmental Authority; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly or timely filed or distributed; (v) no "prohibited transaction" has occurred within the meaning of ERISA or the Code; (vi) no such plan provides medical or dental benefits for any current or former employees of the Company or their predecessors after termination of employment; (vii) no such plan obligates of the Company to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as defined in Section 280G of the Code); (viii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing; (ix) no such plan has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company; (x) the Company has complied with the notice and continuation of coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (xi) the Company participate in, or have ever participated in, or have any withdrawal liability under ERISA with respect to, a "multiemployer plan" (as defined in Section 3(37) of ERISA). True and accurate copies of each Employee Benefit Plan of the Company, together with the most recent annual reports on Form 5500, all IRS favorable determination letters and summary plan descriptions for such plans have been furnished to Nations.

           (b) With respect to each Employee Benefit Plan of the Company intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and exempt from federal income tax;
(ii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; and (iii) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

           (c) Neither Nations nor the Company will suffer any loss, cost or liability as a result of any claim that the Company, or any entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (o), has not complied with the provisions of paragraphs (a) and (b) above with respect to each Employee Benefit Plan maintained by any such entity.

           (d) For purposes hereof, "Employee Benefit Plan" means any: (i) employee pension benefit plan as defined in Section 3(2) of ERISA; (ii) multiemployer plan as defined in Section 3(37) of ERISA; (iii) employee welfare benefit plan as defined in Section 3(1) of ERISA; and (iv) any stock option, bonus, stock purchase, or insurance plan and any severance or termination pay plan or policy in which employees, spouses or dependents participate.

     5.18. TAX MATTERS. Except as set forth on Schedule 5.18 or otherwise disclosed in writing to Nations prior to the date hereof, all Tax Returns required to be filed prior to the date hereof with respect to the Company and its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. Except as set forth on Schedule 5.18, all Taxes due and payable, or which have been incurred but are not yet due and payable by or with respect to the Company and the Business have been paid or are accrued on the Current Balance Sheet. The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. With respect to taxable period of the Company: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority;
(iii) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company or regarding Taxes; and (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company (other than Liens related to taxes to be assumed by Nations in accordance with Section 13.3).

     5.19. INSURANCE. Schedule 5.19 provides a list of all insurance policies of the Company currently in force and provides the insurer, type of coverage and policy period for each policy (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied with the provisions of such Insurance Policies. During the three year period to the date hereof, the Company has not made any claims under any of the Insurance Policies, and has suffered no losses that would give rise to any such claims, for an amount in excess of $10,000 except as set forth on Schedule 5.19. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder. Through the Closing Date, each of the Insurance Policies will be in full force and effect.

     5.20. RECEIVABLES. All of the receivables of the Company being transferred to Nations hereunder are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of such receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within one hundred and thirty five (135) days following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet, as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice.

     5.21. LICENSES AND PERMITS. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its business and operations, and Schedule 5.21 sets forth a true, complete and accurate list of all such Permits. All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby.

     5.22. RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. No current customer of the Company has given the Company written notice of its intent to terminate its business relationship with the Company for any reason. Except as set forth on Schedule 5.22, the Company has no direct or indirect interest in any customer, supplier or competitor of the Company, or in any person from whom or to whom the Company leases real or personal property. No officer, director, or shareholder of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

     5.23. CONTRACTS. Schedule 5.23 sets forth a list of each Contract to which the Company is a party or by which it or its properties and assets are bound and which is material to its business, assets, properties or prospects (the "Material Contracts"), true, correct and complete copies of which have been provided to Nations. The copy of each Material Contract furnished to Nations is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of the Company and the Shareholder all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company under any Material Contract, and no such event has occurred which constitutes or would constitute a default by any other party. The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract other than such action taken in the ordinary course of business consistent with past practice. As used in this
Section 5.24, Material Contracts shall include, without limitation, formal or informal, written or oral, in each case which is material to the business, assets, properties or prospects of the Company, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person(s), or letters of intent or commitment letters with respect to same; (b) contracts obligating of the Company to provide or purchase products or services for a period of one year or more, excluding standard collection contracts entered into in the ordinary course of its business without material modification from the preprinted forms used by the Company in the ordinary course of business, copies of which have been supplied to Nations; (c) leases of personal property, not a Capital Lease and not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding $10,000; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same;
(e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of the Company; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Company; (h) any non-competition agreements restricting the Company in any manner; and (i) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on the Schedules.

     5.24. ACCURACY OF INFORMATION FURNISHED. No statement or information made or furnished by the Company or the Shareholder to Nations or any of Nations' representatives in this Agreement and the various schedules attached hereto, contains or shall contain any untrue statement of a fact or omits or shall omit any fact necessary to make the information contained therein not misleading. The Company and the Shareholder have provided Nations with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     5.25. CUSTOMERS. All of the customers listed on the customer lists attached hereto as Schedule 1.1(b) are to the knowledge of the Company and the Shareholder subject to valid and enforceable Customer Contracts except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. True, correct and complete copies of such contracts have been furnished by the Company to Nations or made available to Nations. The Company has not violated any of the terms or conditions of any of the Customer Contracts, and to the knowledge of the Company and the Shareholder all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination thereunder. Schedule 5.25 lists the top 25 customers of the Company as measured by annual revenue for the last twelve months.

     5.26. INTELLECTUAL PROPERTY. The Company has full legal right, title and interest to the Intellectual Property and has not granted any rights in or to the same or any third party. The Business as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. Other than payments under the Assumed Liabilities, no payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding. The Company will not acquire an interest in any trade name or trademark similar to the trade names or trademarks transferred hereunder. The Company has the right to use the computer software.

     5.27. BANK ACCOUNTS. Schedule 5.27 lists each account of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account, and the locations of all safe deposit boxes of the Company and the names of all persons authorized to have access to such safe deposit boxes.

     5.28. NAMES; PRIOR ACQUISITIONS. All names under which the Company does business as of the date hereof are specified on Schedule 5.28. Except as otherwise disclosed in Schedule 5.28, the Company has not changed its name or used any assumed or fictitious name or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

     5.29. A-MOP, INC. The Shareholder is the sole record and beneficial owner of all the outstanding shares of capital stock of A-MOP, free and clear of any Liens of any kind. A-MOP (i) has no equipment other than as included in Schedule 1.1(a), (ii) no customers other than the Company, (iii) no employees, (iv) has good title to all of its assets, other than for Liens relating to Indebtedness.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE CLOSING

     6.1. CONDUCT OF BUSINESS PENDING THE CLOSING. The Company covenants and agrees that, between the date of this Agreement and the Closing Date, the Business shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice. The Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Nations: (i) incur any additional Indebtedness other than amounts borrowed after May 11, 1998 to fund incremental equipment purchases and borrowings under the Compass Bank line of Credit not to exceed $2 million (the Company will not be restricted from borrowing under the Merrill Lynch line of credit), (ii) create liens on any currently existing assets, (iii) sell any assets outside the ordinary course of business, (iv) enter into any contracts, leases or other agreements except in the ordinary course of business consistent with past practice, (v) amend or terminate any contracts, leases or other agreements except in the ordinary course of business,
(vi) declare, make or pay any dividend or distribution with respect to (or redeem any of) the outstanding common stock of the Company; (vii) make (or commit to) any capital expenditures in excess of $10,000 except in the ordinary course of business (viii) increase (or authorize an increase) in compensation or benefits payable to any employee, independent contractors or consultants except in the ordinary course of business, (ix) issue, or authorize or propose the issuance of, additional outstanding common stock of any class, or securities convertible into or exchangeable for any outstanding common stock or other securities of the Company or any of its subsidiaries, (x) issue, or authorize or propose the issuance of, any other securities in respect of, in lieu of, or in substitution for its now outstanding common stock, (xi) transfer any of the outstanding shares of the Company's capital stock or (xii) purchase additional marketable securities in the Merrill Lynch account that constitutes an Excluded Asset; provided, however, that the Company may distribute cash or receivables to the Shareholder relating to any of the Purchased Assets owned by A-MOP on the date hereof. The Company agrees to give notice in writing to Nations promptly following the occurrence of any event which has had (or which is likely to have) an adverse effect upon its assets, business, operations, prospects, properties or condition (financial or otherwise).

                                   ARTICLE VII

                 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

     7.1. FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Article VIII and Article

IX. The Shareholder and the Company shall, and shall use reasonable efforts to cause the Company's accountants (at the expense of Nations) to, cooperate (such cooperation to include execution and delivery by the Shareholder and the Company of customary audit representation letters) with Nations accountants from time to time in connection with any audit of the assets, property and business of the Company acquired hereunder, including in connection with Nations initial public offering. The Shareholder shall cause the Company to comply with all of the covenants of the Company under this Agreement. Each of the parties agrees to reasonably cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use their respective reasonably best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     7.2. HSR ACT AND OTHER ACTIONS. Each of the parties hereto shall (i) make promptly (and in no event later than ten (10) business days following the date hereof) their respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and (ii) use their reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using their best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     7.3. NOTIFICATION OF CERTAIN MATTERS. The Company and the Shareholder shall give prompt notice to Nations of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     7.4. CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties.

     7.5. NO OTHER DISCUSSIONS. The Company and the Shareholder agree that until the termination of this Agreement, the Company, the Shareholder and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise), or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and the Shareholder will immediately notify Nations if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     7.6. DUE DILIGENCE REVIEW AND ENVIRONMENTAL ASSESSMENT. Nations shall be entitled to conduct prior to the Closing a due diligence review of the assets, properties, books and records of the Company and an environmental assessment of the Leased Premises (hereinafter referred to as "Environmental Assessment"). The Company shall (and shall cause their respective directors, officers, employees, auditors, counsel and agents to) afford Nations and its officers, employees, auditors, counsel and agents reasonable access at all reasonable times to the properties, offices, and other facilities of the Company, to their respective officers and employees and to all books and records, subject to applicable law, and shall furnish such persons with all financial, operating and other data and information as may be requested. The Environmental Assessment may include a physical examination of the Leased Premises and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing and review of pertinent records, documents, and licenses of the Company. If the Environmental Assessment identifies environmental contamination which requires remediation or further evaluation or if the results of the Environmental Assessment or due diligence review are otherwise not satisfactory to Nations in its sole discretion, then Nations may elect not to close the transactions contemplated by this Agreement and to terminate this Agreement. Nations' failure or decision not to conduct any such due diligence review or Environmental Assessment, and any information provided to or obtained by Nations, shall not affect any representation or warranty of the Company or the Shareholder under this Agreement.

     7.7. RESTRICTIVE COVENANTS. In order to assure that Nations will realize the benefits of the transactions contemplated hereby, the Company and the Shareholder agrees that he, and it will not:

          (a) for a period of five (5) years following the Closing Date (the "Noncompete Period"), directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, or security holder, of any company or business, engage in, or finance, or provide financial assistance with respect to, any business activity in the business of renting, selling, leasing, distributing, servicing or repairing new or used equipment, spare parts and related supplies to industrial, manufacturing, or construction customers (the "Equipment

Business") in the states of Texas, Louisiana and Mississippi (the "Territory); provided, however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

          (b) during the Noncompetition Period, directly or indirectly, (i) induce any customer acquired hereunder or any other customer of Nations in the Territory, any of its subsidiaries, successors and assigns (collectively the "Nations Companies") to patronize any business which is directly or indirectly in competition with the Equipment Business conducted by any of the Nations Companies in the Territory; (ii) canvass, solicit or accept from any Person which is a customer of the Equipment Business conducted by any of the Nations Companies in the Territory, any such competitive business; or (iii) request or advise any customer of the Equipment Business conducted by any of the Nations Companies in the Territory to withdraw, curtail or cancel any such customer's business with the Nations Companies or their successors;

          (c) during the Noncompetition Period, directly or indirectly, solicit the employment of any person employed by the Nations Companies in the Territory, or in any manner seek to induce any employee of the Nations Companies to leave his or her employment, but may hire former employees of the Nations Companies; and

          (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession any of the Company's proprietary rights or records acquired hereunder, including, but not limited to, any customer lists.

The Company and the Shareholder agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration, and are necessary to protect the Nations Companies. The Company and the Shareholder agree and acknowledge that any breach of this Section will cause irreparable injury to the Nations Companies and upon any breach or threatened breach of any provision of this Section, the Nations Companies shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Nations Companies may have as a result of such breach, including the right to seek monetary damages. The parties hereto agree that Nations may assign, without limitation, the foregoing restrictive covenants to any successor to Nations's Equipment Business.

     7.8. CONTRACTS; CONSENTS. Without the consent of Nations, prior to the Closing, (i) the Company shall not terminate or otherwise modify or amend any of its Contracts, and (ii) the Company shall use its reasonable best efforts to obtain and receive consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company from any Person(s) from whom such consent or waiver is required under any Contract to which the Company or the Purchased Assets are bound (including the Customer Contracts, the Assumed Contracts, the Equipment Leases and the Real Property Leases) as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law.

     7.9. RECEIVABLES. At or prior to the Closing Date, the Company shall deliver to Nations a true, complete and correct list of all receivables to be transferred to Nations pursuant to Section 1.1(h). From and after the Closing, the Company shall cooperate with Nations upon Nations' request to notify each payor of any receivables of such transfer to Nations. The Company and the Shareholder hereby agrees and acknowledges that any and all payments in respect of such receivables that are received by the Company or the Shareholder after the Closing shall be held in trust for the benefit of Nations and delivered to Nations as soon as practicable.

     7.10. PAYOFF AND ESTOPPEL LETTERS. Prior to the Closing, the Company shall request and deliver to Nations payoff and estoppel letters reasonably requested by Nations from all holders of any Indebtedness of the Company to be paid off on or prior to the Closing, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Nations, upon full payment of any such Assumed Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.

     7.11. TRANSACTION DOCUMENTS. The Shareholder shall enter into a three (3) year employment agreement, the form of which is attached as Exhibit B, the Promissory Note, the Bill of Sale, Assignment and Assumption Agreement, the form of which is attached as Exhibit E, and such other closing documents requested by Nations and the Shareholder.

     7.12. LEASES. (a) Nations, the Company and the Shareholder (as applicable) shall at Closing enter into leases, the form of which is attached as Exhibit C, for each of the facilities of the Company. Nations (or its designee) shall enter into the leases for an initial term of ten (10) years at the Houston, Port Arthur, Lake Charles, Slidel, Conroe and Longview facilities, and for an initial term of five (5) years at Texas City, Baton Rouge and Lake Charles (corporate office) facilities at the aggregate rental price of Six Hundred Thousand ($600,000) per year, with three, five year renewal options with an increase in rent prior to the beginning of the sixth year, based on the cumulative change in the Consumer Price Index ("CPI") from the inception date. Thereafter, rent shall increase annually based upon the change in the CPI from the previous year. The leases will be triple net leases and contain cross default provisions. Nations will be responsible for repairs other than structural repairs to roof, sidewalls and foundation. The leases will also provide for a purchase option by Nations at the fair market value. If during the term or any renewal term of the leases the Company or affiliate shall have received a bona fide arm's length offer to purchase the property which is acceptable to landlord from any third party the Company or affiliate shall send a notice to Nations. Nations shall have ten (10) business days to accept the offer in writing on the exact terms made by such third party and forty-five (45) days to close the transaction. Any decision not to exercise such right shall not affect its right to purchase stated above.

           (b) On or prior to the Closing Date, the Shareholder shall either obtain a nondisturbance agreement in favor of Nations (acceptable to Nations) or prepay the obligation of the Company to purchase prior to the Closing Date the Houston property and shall extinguish any existing mortgage, deed of trust, liens or encumbrances affecting the Owned Properties or obtain a nondisturbance agreement in favor of Nations (acceptable to Nations).

     7.13. REGISTRATION RIGHTS. In connection with the issuance of the Promissory Note and the conversion of the principal balance of such Promissory Note to Nation's common stock, the Stockholder shall receive certain registration rights in accordance with a registration rights agreement, the form of which is attached as Exhibit D.

     7.14. AWARD OF OPTIONS. Nations shall grant to qualified management of the Company options to purchase an amount of Nations common stock $.01 par value (the "Common Stock") equal to Five Hundred Thousand Dollars ($500,000) in the aggregate at a price per share equal to the underwritten initial public offering ("IPO") price of Nations Common Stock. The options shall be issued in accordance with the terms of the Nations Stock Option Plan in effect at the time. The recipients of such options shall be determined by the Shareholder. The options shall vest during a four (4) year period after issuance, at a rate of twenty-five (25%) percent per year on each anniversary of the date of issuance.

     7.15. POST-CLOSING ACTIONS OF THE COMPANY. Within ten (10) days following the Closing, the Company shall change its names to a name that does not include the words "associate", "rental" or "equipment" or any derivation thereof.

     7.16. EXECUTION OF FURTHER DOCUMENTS. From and after the Closing, upon the reasonable request of Nations, the Company shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurance as may be required or appropriate to convey and transfer to and vest in Nations and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

     7.17. SHAREHOLDER VOTE. The Shareholder, in executing this Agreement, consents as Shareholder of the Company to the transactions contemplated hereby, and waives notice of any meeting in connection therewith.

     7.18. ACCESS TO INFORMATION. Nations agrees to provide to Company and the Shareholder access to financial and accounting records of the Company for tax purposes. Any expense incurred by Nations including but not limited to research and copying costs shall be paid by Company or the Shareholder.

     7.19. EMPLOYEES. Nations agrees to on the Closing Date to: (a) offer employment to all of the Company's employees at the same wages with substantially similar benefits provided, however, that no third party beneficiary rights are meant to be created by the parties hereby which shall obligate Nations to employ, to pay a certain wage or to provide a specific benefit to any employee of the Company; (b) not to close a facility of the Company for 60 days after the Closing Date; and (c) employees shall receive full credit for prior service with the Company for purposes of vesting only and not benefit accrual for all benefit plans, medical plans and severance plans.

     7.20. LEASE TERMINATION, PURCHASE OF CERTAIN ASSETS. On the Closing Date, the Company shall terminate all existing leases (except for the facility located at 320 South Richey Street, Pasadena, Texas) relating to the Owned Property. The Company shall purchase prior to the Closing all of A-MOP's right, title and interest in all of its equipment, whether owned, leased or pursuant to rental purchase options and shall assume the Indebtedness relating thereto. The purchase price for such assets shall be equal to the difference of the book value of such assets, less the Indebtedness related thereto.

                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF NATIONS

     The obligations of Nations to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Nations:

     8.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company and the Shareholder contained in this Agreement shall be true and correct at and as of the Closing Date in all material respects (materiality to be defined for such purpose as $10,000 per Disclosure Schedule) with the same force and effect as though made at and as of that time except (i) for matters specifically permitted by or disclosed on any Schedule to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii) for the representations and warranties made in Sections 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.18 and 5.22, which may be amended by the Company and the Shareholder as of the Closing Date to reflect changes from the date hereof, so long as such amendment does not materially affect the prior disclosures on such schedule, provided that in the event of (iii) above, any action permitted by Nations pursuant to Section 6.1 shall be deemed to have supplemented any applicable schedules for all purposes under this Agreement. The Company and Shareholder shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and Shareholder shall have delivered to Nations a certificate, dated as of the Closing Date, duly signed (in the case of the Company, by its President), certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed.

     8.2. NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change in the Purchased Assets or the Business, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the Purchased Assets or the Business, and (iii) none of the Purchased Assets in excess of $100,000 shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Nations a certificate to that effect, dated the Closing Date and signed by or on behalf of the Company and the Shareholder.

     8.3. CORPORATE CERTIFICATE. The Company shall have delivered to Nations (i) copies of its articles of incorporation and bylaws as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its Board of Directors and Shareholder authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing issued by the Secretary of State of Texas as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the Secretary of the Company as being true, correct and complete.

     8.4. DELIVERY OF PURCHASED ASSETS. At the Closing, and the Company shall duly execute and deliver to Nations (or its assignee) a Bill of Sale, Assignment and Assumption in the form attached hereto as Exhibit E, and such other instruments of transfer of title as are necessary to transfer to Nations (or its assignee) good and marketable title to the Purchased Assets free and clear of any Liens other than the Assumed Liabilities and Permitted Liens, and shall deliver to Nations (or its assignee) immediate possession of the Purchased Assets.

     8.5. OPINION OF COUNSEL. Nations shall have received an opinion dated as of the Closing Date from counsel for the Company and the Shareholder, in form and substance acceptable to Nations, to the effect that:

               (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and is authorized to carry on the business now conducted by them and to own or lease the properties now owned or leased by them;

               (ii) The Company has obtained all necessary corporate authorizations to consummate the Acquisition and the other transactions contemplated hereby;

               (iii) The execution and delivery of the Transaction Documents by, the Company and the Shareholder, the performance by the Company and the Shareholder of their respective obligations hereunder and thereunder and the consummation by the Company and the Shareholder of the transactions contemplated by this Agreement will not (a) contravene any provision of the articles of incorporation or bylaws of the Company, or (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, the Shareholder or the Purchased Assets; and

               (iv) Each of the Transaction Documents is a valid and binding obligation of the Company and the Shareholder, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

     8.6. NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the reasonable judgment of Nations, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.7. DUE DILIGENCE REVIEW. Nations shall have completed its due diligence review of the Company, the Purchased Assets and the Business, the audit of the Company prepared on behalf of Nations by Arthur Andersen & Co., and its Environmental Assessment of the Company, and in each such case shall be satisfied with the results of such review, audit and assessment.

     8.8. APPROVALS. Nations or the Company shall have received all necessary and material permits, licenses, franchises, consents and approvals of all governmental authorities, lenders, lessors and other third parties, including under the HSR Act. Any applicable HSR Act waiting period shall have expired or been terminated.

     8.9. CLOSING DOCUMENTS. The Company and Shareholder and the other parties named therein shall have executed and delivered the Transaction Documents and such other closing documents necessary to consummate the Acquisition.

     8.10 MOVEMENT OF OWNED PROPERTY. The Shareholder shall cause the Owned Property prior to the Closing Date to be owned by TJW, Sr./ SKW Properties, Ltd.

     8.11 REMOVAL OF CERTAIN STORAGE TANKS. The Company shall have removed or commenced the removal and cleanup or remediation action of the four Underground Storage Tanks at the Houston property at the Shareholder and landlords expense.

     8.12 NONDISTURBANCE AGREEMENTS. The Company and the Shareholder shall have obtained the nondisturbance agreements or taken the actions contemplated by
Section 7.12(b).

     8.13 MOVEMENT OF ASSETS. The Company and the Shareholder shall have caused A-MOP to have transferred all equipment constituting Purchased Assets to the Company and the Company shall have assumed all Indebtedness related to such assets.

                                   ARTICLE IX

                        CONDITIONS TO THE OBLIGATIONS OF
                         THE COMPANY AND THE SHAREHOLDER

     The obligations of the Company and the Shareholder to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Company and the Shareholder:

     9.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. Subject to Section 8.1, the representations and warranties of Nations contained in this Agreement shall be true and correct in all material respects (materiality to be defined as $10,000 per Disclosure Schedule) at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Nations shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Nations shall have delivered to the Company and the Shareholder a certificate, dated as of the Closing Date, and signed by an officer thereof, certifying that such representations and warranties are true and correct in all material respects, and that all such obligations have been performed and complied with, in all material respects.

     9.2. PURCHASE PRICE. At the Closing, Nations shall pay to the Company the Purchase Price and assume the Assumed Liabilities.

     9.3. NO ORDER OR INJUNCTION. There shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.

     9.4. APPROVALS. Nations or the Company shall have received all necessary and material permits, licenses, franchises, consents and approvals of all governmental authorities, lenders, lessors and other third parties, including under the HSR Act. Any applicable HSR Act waiting period shall have expired or been terminated.

     9.5. OPINION OF COUNSEL. The Company shall have received an opinion dated as of the Closing Date from counsel for Nations, in form and substance acceptable to the Company and the Shareholders, to the effect that:

               (i) Nations is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by them and to own or lease the properties now owned or leased by them;

               (ii) Nations has obtained all necessary corporate authorizations to consummate the Acquisition and the other transactions contemplated hereby;

               (iii) The execution and delivery of the Transaction Documents by, Nations, the performance by Nations obligations thereunder and the consummation by Nations of the transactions contemplated by this Agreement will not (a) contravene any provision of the certificate of incorporation or bylaws of Nations, or (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Nations; and

               (iv) Each of the Transaction Documents is a valid and binding obligation of Nations, and enforceable against Nations in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

     9.6. CLOSING DOCUMENTS. Nations shall have executed and delivered the Transaction Documents and such other closing documents necessary to consummate the Acquisition.

     9.7. RELEASE OF GUARANTIES. All guaranties or contingent obligations of the Shareholder relating to the Assumed Liabilities shall have been terminated and are of no further force and effect.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.1. AGREEMENT TO INDEMNIFY.

           (a) From and after the Closing, the Company and the Shareholder, jointly and severally, agree to protect, defend, indemnify and hold Nations harmless from and will pay to Nations the aggregate of any loss, liability, claim, action, damage, expense (including costs of investigation and defense and reasonable attorneys fees), penalty, or fine, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               (i) any breach of any representation or warranty made by the Company, and the Shareholder in this Agreement (but giving effect to the Company's Disclosure Schedules) or any other certificate or document delivered by or on behalf of the Company or the Shareholder pursuant to this Agreement;

               (ii) any breach by the Company or the Shareholder of any covenant or obligation of the Company or Shareholder in this Agreement;

               (iii) any claims (regardless of whether made before or after Closing) that arise from any facts or circumstances, acts or omissions occurring prior to the Closing Date or relate to the Excluded Assets and the Excluded Liabilities; and

               (iv) any claims related to any obligation, liability, operations or the business of A-MOP.

           (b) Nations, agrees to protect, defend, indemnify and hold the Company and the Shareholder harmless from and will pay to the Company and Shareholder the aggregate of any Damages arising, directly or indirectly, from or in connection with:

               (i) any breach of any representation or warranty made by Nations in this Asset Purchase Agreement or any other certificate or document delivered by or on behalf of Nations pursuant to this Agreement;

               (ii) any breach by Nations of any covenant or obligation of Nations in this Agreement; or

               (iii) the Assumed Liabilities, except for any liability or obligation relating to any default under any of the Assumed Liabilities to the extent such default existed prior to the Closing (subject to the Threshold provided at Section 10.2).

     10.2. LIMITATIONS ON AMOUNT. Neither the Company nor the Shareholder will have liability for indemnification or Damages until the total of all Damages with respect to such matters exceeds $500,000, and then only for the amount by which such Damages exceed $500,000 (the "Threshold"). The maximum liability for which the Company and the Shareholders shall be liable for under this Agreement shall be $10,000,000. However, this limitation will not apply to any fraud by the Company or the Shareholders.

     10.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party in this Agreement shall survive the Closing for a period of one year from the Closing Date, provided that the representations and warranties concerning environmental matters shall survive for three years from the Closing Date, and the representations and warranty concerning Taxes set forth in Section 5.18 shall survive until expiration of the applicable statute of limitations. If a party receives notice of a claim for indemnification before the expiration of the applicable representation or warranty, the party shall remain responsible for any damages relating thereto notwithstanding the subsequent expiration of such representation or warranty. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     10.4. INDEMNIFICATION PROCEDURE. The indemnification obligations under this Letter Agreement or the Asset Purchase Agreement shall be subject to the following procedures:

           (a) Third Party Claims. Promptly after receipt by an indemnified party (an "Indemnitee") under Section 10.1 of notice of the commencement of any action against it, such Indemnitee will, if a claim is to be made against an indemnifying party (an "Indemnitor") under such Section, give notice to the Indemnitor of the commencement of such action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrate that the defense of such action is prejudiced by the Indemnitee's failure to give such notice. With respect to any such action, the Indemnitor will be entitled to participate in such action and, to the extent that it wishes (unless (i) the Indemnitor is also a party to such action and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such action and provide indemnification with respect to such action), to assume the defense of such action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such action, in each case subsequently incurred by the Indemnitee in connection with the defense of such action, other than reasonable costs of investigation. If the Indemnitor assumes the defense of an action, (i) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitor, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (ii)the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent (which may not be unreasonably withheld). If notice is given to an Indemnitor of the commencement of any action and the Indemnitor does not, within ten days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such action, the Indemnitor will be bound by any determination made in such action or any reasonable compromise or settlement effected by the Indemnitee.

     Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such action, but the Indemnitor will not be bound by any determination of an action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

           (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

           (c) Cost of Environmental Clean-up. The Company and the Shareholders will be entitled to control any clean-up and any related proceeding relating to indemnification claims arising from a breach by the Company and the Shareholders of representations relating to environmental matters.

     10.5. SOLE AND EXCLUSIVE REMEDY. The parties agree that except as otherwise provided in this Agreement, to the extent permitted by applicable law, the indemnification provided in this Article shall be the sole and exclusive relief and remedy available to the parties hereto with respect to a breach of a representation, warranty, covenant or agreement contained in this Agreement after the Closing occurs, and Nations shall not be entitled to rescission of this Agreement. In no event shall the Company or the Shareholder be liable to Nations for Nations' consequential, incidental, exemplary or punitive damages. Moreover, no damage, claim, loss, liability, cost or expense shall be deemed to have been sustained by Nations to the extent covered by insurance policies with respect thereto. Notwithstanding the foregoing, no provision in this Agreement shall in any manner limit the right of a party to seek judicial or other relief for fraud. Prior to one year from the Closing Date, Nations shall have the right to set off against the Promissory Note for its Damages, with such set off limited to $2 million prior to December 31, 1998, and such right of setoff being reduced to $700,000 thereafter (the "Set Off Amount"). Nations may not set off against the Promissory Note for claims for Damages after June 30, 1999.

     10.6. SET OFF FOR INDEMNIFICATION OBLIGATION s. A set off against the Promissory Note of any Damages for which the Company or the Shareholder may be responsible pursuant to this Agreement is, subject, to the following terms and conditions:

           (a) Nations shall give written notice to Shareholder of any claim for Damages or any other damages hereunder, which notice shall set forth (i) the amount of Damages or other loss, damage, cost or expense which Nations claims to have sustained by reason thereof, and (ii) the basis of the claim therefor.

           (b) Such set off and recoupment shall be effected on the later to occur of the expiration of ten (10) days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved.

           (c) If, prior to the expiration of the Notice of Contest Period, the Shareholder shall notify Nations in writing of an intention to dispute the claim and if such dispute is not resolved within thirty (30) days after expiration of such period (the "Resolution Period"), then Nations may elect that such dispute shall be resolved by a committee of three (3) arbitrators (one appointed by the Shareholder, one appointed by Nations and one appointed by the two arbitrators so appointed), which shall be appointed within sixty (60) days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within forty-five (45) days of being appointed and shall be final and binding on all parties.

     10.7. NO BAR. Subject to Section 10.2, if the Set Off Amount is insufficient to set off any claim for Damages hereunder (or has been paid by Nations prior to the making of resolution of such claim), then Nations may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Damages.

                                   ARTICLE XI

                                   DEFINITIONS

     11.1. DEFINED TERMS. As used herein, the following terms shall have the following meanings:

           "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

           "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

           "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, undertaking, commitment, obligation whether written or oral, express or implied.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

           "GAAP" means generally accepted accounting principles in effect in the United States of America as of April 30, 1998.

           "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

           "Indebtedness" shall have the meaning set forth in Section 5.10.

           "Knowledge" or "knowledge" with respect to the Company and the Shareholder, means the actual knowledge of Thomas J. Watts, Sr., Kevin Caldwell, Steven Morris, and Jay Dinger.

           "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

           "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

           "Permitted Liens" means (i) those consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of such property, (ii) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, and
     (iii) warehousemen's, mechanics', carriers', landlords', repairmen's or other similar Liens relating to the Purchased Assets or Assumed Liabilities arising in the ordinary course of business and securing obligations of the Company.

           "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

           "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

           "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security, employment and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

     11.2. OTHER DEFINITIONAL PROVISIONS. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XII

                                   TERMINATION

     12.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date: 14. by mutual written consent of all of the parties hereto; or
15. by Nations in the event of a material breach by the Company or the Shareholder of any provision of this Agreement; 16. by the Company or the Shareholder in the event of a material breach by Nations of any provision of this Agreement; 17. by Nations, the Company or the Shareholder if the Closing shall not have occurred by August 31, 1998 or (e) by Nations pursuant to Section
8.7 if it is not satisfied with its investigation, audit or assessment. If Nations does not close by August 31, 1998 for any reason other than a material breach of this Agreement by the Company, or a material adverse change to the Company since March 31, 1998, Nations shall reimburse the Company for all of its documented expenses up to $200,000 (including supportable time value of the Company's employees and the value of the Company's materials).

     12.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and of no further force and effect, and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

           (a)  IF TO NATIONS:

                NationsRent, Inc.
                450 East Las Olas Boulevard
                Ft. Lauderdale, FL  33301
                Attn: Gene Ostrow
                Telecopy: (954) 760-6565

                WITH A COPY TO:

                Akerman, Senterfitt & Eidson, P.A.
                One S.E. Third Avenue
                Miami, Florida 33131
                Attn: Stephen K. Roddenberry
                Telecopy: (305) 374-5095

           (b)  IF TO THE COMPANY OR THE SHAREHOLDER:

                Thomas J. Watts, Sr.
                P.O. Box 4700
                Pasadena, Texas 77502
                Telecopy: 713-477-5035

                WITH A COPY TO:

                Akin, Gump, Strauss, Hauer & Feld, L.L.P
                300 Covent, Suite 1500
                San Antonio, Texas 78205
                Attn.: Stephen C. Mount
                Telecopy:210-224-2035

     Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

     13.2. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter including the Letter Agreement dated May 15, 1998, which shall be superceded by this Agreement and the other agreements referenced herein. The Exhibits and Schedules constitute a part hereof as though set forth in full above. Except for the Nations Companies which are intended to be third party beneficiaries of this Agreement, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     13.3. EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Nation hereby agrees to pay any and all sales, transfer and use taxes or fees which may become due and owing as a result of the completion of the transactions contemplated hereby.

     13.4. AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     13.5. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be (i) assigned by the Company or the Shareholder without the prior written consent of Nations or (ii) assigned by Nations without the prior written consent of the Company and the Shareholder, which consent shall not be unreasonably withheld, provided that Nations shall have the right to assign its rights and obligation under this Agreement to a wholly-owned subsidiary of Nations without the prior consent of the Company or the Shareholder. Notwithstanding the above, in the event of any assignment by any party hereto, the assigning party shall remain obligated for all obligations of such assigning party under this Agreement.

     13.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

     13.7. INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     13.8. CONSTRUCTION. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     13.9. DISPUTE RESOLUTION; GOVERNING LAW; SEVERABILITY. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Houston, Texas and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement or if a cause of action is being asserted for fraud. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to an party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                   NATIONSRENT, INC., a Delaware corporation


                                   By: /s/ Robert W. Levis
                                      ------------------------------------------
                                      Name: Robert W. Levis
                                            ------------------------------------
                                      Title: Vice President
                                             -----------------------------------


                                   ASSOCIATED RENTAL EQUIPMENT MANAGEMENT
                                   COMPANY, INC., a Texas corporation


                                   By: /s/ Thomas J. Watts, Sr.
                                      ------------------------------------------
                                      Thomas J. Watts, Sr., President


                                   /s/ Thomas J. Watts, Sr.
                                   ---------------------------------------------
                                   Thomas J. Watts, Sr., Individually



                                 SPOUSAL JOINDER

The undersigned hereby executes this Agreement solely to transfer her community property interest in the assets being purchased by Nations hereunder.

                                   /s/ Susan K. Watts
                                   ---------------------------------------------
                                   Susan K. Watts

                             JOINDER OF A-MOP, INC.

The undersigned duly authorized officer of A-MOP, Inc. hereby executes this Agreement solely to acknowledge the obligation hereunder to transfer all of the equipment of A-MOP, Inc. and to assign all of its liabilities constituting Assumed Liabilities hereunder to the Company prior to the Closing.

                                   A-MOP INC.



                                   /s/ Thomas J. Watts
                                   ---------------------------------------------
                                   Thomas J. Watts, Sr.